Exhibit 4.1
Execution Version

AMENDMENT NO. 2
TO
 SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 2 to Shareholder Rights Agreement (this “Amendment No. 2”) is entered into as of August 30, 2016, between Insulet Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent previously entered into the Shareholder Rights Agreement, dated as of November 14, 2008, as amended by Amendment No. 1 to Shareholder Rights Agreement, dated as of September 25, 2009 (as amended, the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined in good faith that the amendments to the Rights Agreement set forth herein are desirable and, pursuant to Section 27 of the Rights Agreement, has duly authorized such amendments to the Rights Agreement;

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment No. 2 is in compliance with the terms of the Rights Agreement, and has directed the Rights Agent to execute this Amendment No. 2 to amend the Rights Agreement as set forth herein; and

WHEREAS, for purposes of this Amendment No. 2, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment No. 2.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1. Amendments.

    (a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include: (A) the Deerfield Parties and their Affiliates and Associates, but only to the extent the Deerfield Parties and their Affiliates and Associates become the Beneficial Owners, in the aggregate, of 15% or more of the shares of Common Stock of the Company then outstanding solely due to Beneficial Ownership of Deerfield Shares; or (B) any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding such Grandfathered Person’s Grandfathered Percentage.  For the avoidance of doubt, if the Deerfield Parties and their Affiliates and Associates are or become the Beneficial Owners, in the aggregate, of 15% or more of the shares of Common Stock of the Company then outstanding (including the Deerfield Shares) and at such time any Deerfield Party or Affiliate or Associate thereof is deemed to be the Beneficial Owner of any shares of Common Stock of the Company other than Deerfield Shares, then the Deerfield Parties and their Affiliates and Associates shall be deemed Acquiring Persons hereunder.  Notwithstanding the foregoing, FMR LLC and FIL Limited, their respective Affiliates and Associates, and any funds or accounts managed by FMR LLC, FIL Limited or their respective direct or indirect subsidiaries (collectively, “Fidelity”), shall not be deemed to be an “Acquiring Person”, but only so long as (x) Fidelity is the Beneficial Owner, in the aggregate, of not greater than 19% of the shares of Common Stock of the Company then outstanding, and (y) Fidelity satisfies the Beneficial Ownership reporting requirements of Schedule 13G under the Exchange Act (or any comparable or successor report).

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, or, in the case of Fidelity, in the aggregate, greater than 19%) of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, or, in the case of Fidelity, in the aggregate, greater than 19%) of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, or, in the case of Fidelity, in the aggregate, greater than 19%) of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.”

In addition, notwithstanding the foregoing, and notwithstanding anything to the contrary provided in the Agreement including without limitation in Sections 1(jj), 3(a) or 27, a Person shall not be an “Acquiring Person” if the Board of Directors of the Company determines at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company (or, for the avoidance of doubt, with respect to any Derivative Common Shares, terminates the subject derivative transaction or transactions or disposes of the subject derivative security or securities) so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a).”

    (b) Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  From the date hereof until the earlier of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person could become, or would be, the Beneficial Owner of 15% or more (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, or in the case of Fidelity, in the aggregate, greater than 19%) of the shares of Common Stock of the Company then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company.  As soon as practicable after the Distribution Date, the Rights Agent will, at the Company’s expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

2. Benefits. Nothing in the Rights Agreement, as amended by this Amendment No. 2, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment No. 2; but the Rights Agreement, as amended by this Amendment No. 2, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock).

3. Severability. If any term, provision, covenant or restriction of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State, without regard to conflict-of-law principles.

6. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment No. 2, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby.  Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment No. 2.

7. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment No. 2 executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and attested, all as of the day and year first above written.

Attest:	INSULET CORPORATION

By: /s/ David Colleran	By: /s/ Michael L. Levitz
Name: David Colleran	Name: Michael L. Levitz
Title: Secretary and General Counsel	Title: CFO

COMPUTERSHARE TRUST
Attest:	COMPANY, N.A., as Rights Agent

By: /s/ Jeff Seiders	By: /s/ Dennis V. Moccia
Name: Jeff Seiders	Name: Dennis V. Moccia
Title: AVP, Relationship Manager	Title: Manager, Contract Administration

[Signature Page to Amendment No. 2 to Shareholder Rights Agreement]